EXHIBIT 5.1

WebMD Health Corp. 111 Eighth Avenue 7th Floor New York, NY 10011 212.624.3700 Phone
October 23, 2009
WebMD Health Corp.
111 Eighth Avenue
New York, New York 10011
     Re: Registration of Securities of WebMD Health Corp.
Ladies and Gentlemen:
     I am the Senior Vice President and Assistant General Counsel of WebMD Health Corp., a Delaware corporation (the “Company”), and have acted as counsel for the Company, in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering up to 17,162,638 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) that may be issued, from time to time, pursuant to the following (collectively, the “Plans”): the CareInsite, Inc. 1999 Officer Stock Option Plan; the CareInsite, Inc. 1999 Employee Stock Option Plan; the CareInsite, Inc. 1999 Director Stock Option Plan; the Medical Manager Corporation 1999 Stock Option Plan for Employees of Medical Manager Health Systems, Inc.; the Amended and Restated 1989 Class A Non-Qualified Stock Option Plan of Synetic, Inc.; the Amended and Restated 1989 Class B Non-Qualified Stock Option Plan of Synetic, Inc.; the 1991 Director Stock Option Plan of Synetic, Inc.; the Amended and Restated 1991 Special Non-Qualified Stock Option Plan of Synetic, Inc.; the 1996 Class C Stock Option Plan of Synetic, Inc.; the Porex Technologies Corp. 1998 Stock Option Plan; the Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Martin J. Wygod; the Amended and Restated Stock Option Agreement dated August 21, 2000 between HLTH (as successor to Medical Manager Corporation) and Certain Individuals; the Amended and Restated OnHealth Network Company 1997 Stock Option Plan; the Healtheon/WebMD Corporation Envoy Stock Plan; the HLTH Corporation 2001 Non-Qualified Stock Option Plan; the Stock Option Agreement dated August 20, 2001 between WebMD Corporation and Wayne Gattinella; the Amended and Restated HLTH Corporation 2000 Long-Term Incentive Plan; and the Amended and Restated HLTH Corporation 1996 Stock Plan. The Plans were assumed by the Company in connection with its merger with HLTH Corporation.
     As to questions of fact material to the opinions expressed below, I have, when relevant facts were not independently established by me, relied upon certificates of officers of WebMD or other evidence satisfactory to me. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents, the authenticity of all original documents and the conformity to originals of all copies of documents.
     Based on my review of WebMD’s organizational documents, the Plans and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Shares have been duly authorized for issuance and, when sold, issued and paid for as contemplated by the Plans, the Shares will have been validly and legally issued and will be fully paid and non-assessable under the laws of the State of Delaware.

     I express no opinion as to the laws, or any matters governed by any laws, of any jurisdiction other than the laws of the State of Delaware. The opinions herein are based on the laws of the State of Delaware in effect on the date hereof.
     I am furnishing this opinion in connection with the filing of the Registration Statement with the Commission and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my express written consent.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Respectfully submitted,
/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President and Assistant General Counsel

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